Exhibit 99.1

5904 Richmond Highway

Suite 300

Alexandria, Virginia 22303

Tel: (703) 329-9400

Fax: (703) 329-8187

www.analex.com	Release:	IMMEDIATE
	For:	ANALEX CORPORATION
Contact: Amber Gordon		(Symbol: NLX)
(703) 329-9400

Analex Announces Completion of BEta Analytics Acquisition;

GE Pension trust and New York life capital partners LLC

join pequot capital in ACQUISITION financing

Alexandria, VA, June 1, 2004 — Analex Corporation (Amex: NLX), a leading provider of mission-critical professional services to federal government clients, today announced that it has completed the previously announced acquisition of Beta Analytics, Incorporated (BAI), a diversified security and intelligence support services firm. BAI will operate as a wholly owned subsidiary of Analex Corporation. The BAI acquisition is part of Analex’s strategy to complement its existing position in the homeland security segment of the federal market with targeted acquisitions focused in defense and intelligence.

Founded in 1982, privately held BAI has more than 20 years experience providing protection to clients’ critical assets — personnel, information, technology, equipment, facilities, activities and operations. BAI functions include high-tech program and technology protection, operations security, counterintelligence, intelligence analysis and manpower intensive activities such as access control at customer facilities. BAI has more than 330 employees, all of whom hold security clearances. BAI’s largest customer is the U.S. Missile Defense Agency, which is the single largest multi-national technology development agency in the Federal Government. BAI is headquartered in the Washington, D.C. suburb of Upper Marlboro, MD, has offices in Colorado Springs, CO, and has additional personnel at client sites in Virginia, California, Illinois, Alabama and Alaska.

The consideration for the BAI acquisition consisted of $26 million in cash, adjusted to reflect changes in net working capital, and approximately 1.8 million shares of Analex common stock. Former BAI Chief Operating Officer, Mr. Palmer Esau, has been named President of the subsidiary. The Windsor Group LLC served as investment banker to Analex regarding the acquisition.

In connection with the transaction, General Electric Pension Trust and New York Life Capital Partners LLC have joined Pequot Capital in providing $12 million of financing through the purchase of new Senior Subordinated Convertible Notes. The Bank of America will continue as the company’s senior lender. The company will propose to its stockholders that the new

More…

Analex: Announces BAI Closing; New Investors

June 1, 2004

convertible debt be converted into new Series B Convertible Preferred Stock. Subject to certain specific terms and conditions, GE Pension Trust, New York Life Capital Partners and Pequot will also purchase up to an additional $25 million of Senior Subordinated Notes or Series B Convertible Preferred Stock for Analex’s use in future acquisitions.

Concurrent with this transaction, the company entered into a new three-year agreement with Bank of America that increased the company’s credit facility to $20 million. For complete information regarding the transactions, Analex Corporation suggests investors refer to documents filed today with the Securities and Exchange Commission (SEC) and available either from the Company’s website, at www.analex.com or from the SEC’s website at www.sec.gov.

“With the completion of the Beta Analytics acquisition, we believe that the combination of Analex and BAI significantly increases our capabilities and competitive position in serving federal agencies involved in homeland security,” stated Sterling Phillips, Analex’s Chairman and CEO. “As we have previously announced, we look forward to additional acquisitions capitalizing on the strength of the skill set and management team of Analex and BAI. We are also especially pleased to welcome GE Pension Trust and New York Life Capital Partners as investors in Analex, and we appreciate Pequot’s continued support and confidence in the company’s growth strategy,” he concluded.

Pequot Managing Director Gerald Poch said, “The acquisition of BAI and the access to expanded capital demonstrate Analex’s implementation of its strategic platform and growth plans. We look forward to continuing to work with the company’s management team toward the achievement of its long-term growth goals.”

About Analex

Analex specializes in providing intelligence, systems engineering and biodefense services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and developing medical defenses and treatments for infectious agents used in biological warfare and terrorism. The company’s stock trades on the American Stock Exchange under the symbol NLX. The company can be found on the Internet at www.analex.com.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth / consolidation in the government contracting, defense and intelligences arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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